Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2018 Financial Results

Global retail sales growth of 6.5% for the fourth quarter; 10.6% for fiscal 2018

U.S. same store sales growth of 5.6% for the fourth quarter; 6.6% for fiscal 2018

International same store sales growth of 2.4% for the fourth quarter; 3.5% for fiscal 2018

Global net store growth of 560 for the fourth quarter; 1,058 for fiscal 2018

Diluted EPS up 25.4% to $2.62 for the fourth quarter; up 43.2% to $8.35 for fiscal 2018

ANN ARBOR, Michigan, February 21, 2019: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the fourth quarter and fiscal 2018, comprised of strong growth in global retail sales and earnings per share. Global retail sales increased 6.5% in the fourth quarter, or 9.5% without the negative impact of changes in foreign currency exchange rates. U.S. same store sales grew 5.6% during the quarter versus the year-ago period, and 6.6% for the full year, continuing the positive sales momentum in the Company’s U.S. business. The international division also posted positive results, with same store sales growth of 2.4% during the quarter and 3.5% for the full year. The fourth quarter marked the 100th consecutive quarter of international same store sales growth and the 31st consecutive quarter of U.S. same store sales growth.

The Company had fourth quarter global net store growth of 560 stores, comprised of 125 net new U.S. stores and 435 net new international stores. In fiscal 2018, the Company opened 1,058 net new stores, comprised of 258 net new U.S. stores and 800 net new international stores, which included surpassing the 10,000th store mark in our international business.

Fourth quarter diluted EPS was $2.62, up 25.4% over the prior year quarter; fiscal 2018 diluted EPS was $8.35, up 43.2% over the prior year. Fiscal 2018 diluted EPS, as adjusted, was $8.42, up 42.5% over the prior year diluted EPS, as adjusted, of $5.91. (See the Financial Results Comparability section on page four and the Comments on Regulation G section on pages five and six.)

On February 20, 2019, the Board of Directors declared a $0.65 per share quarterly dividend for shareholders of record as of March 15, 2019 to be paid on March 29, 2019. This represents an increase of 18% over the previous quarterly dividend amount.

“I am pleased with our fourth quarter, which capped a very strong 2018 for Domino’s,” said Ritch Allison, Domino’s Chief Executive Officer. “Our long-game approach, driven by fundamentals and the finest franchisee base in QSR across the globe, continues to pace the industry – and we are excited to execute our global strategy in 2019 and beyond.”

Fourth Quarter and Fiscal 2018 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2018	Fourth Quarter of 2017	Fiscal 2018	Fiscal 2017
Net income	$111.6	$93.3	$362.0	$277.9
Weighted average diluted shares	42,591,025	44,593,094	43,331,278	47,677,834
Diluted earnings per share, as reported	$2.62	$2.09	$8.35	$5.83
Items affecting comparability (1)	—	—	0.07	0.08

Diluted earnings per share, as adjusted (1)	$2.62	$2.09	$8.42	$5.91

(1)	Refer to the Financial Results Comparability section on page four for additional details. See also the Comments on Regulation G section on pages five and six.

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Domino’s Pizza: Q4 2018 Earnings Release, Page Two

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Revenues increased $190.6 million, or 21.4%, in the fourth quarter of 2018. The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”) in the first quarter of 2018. This resulted in the recognition of $112.9 million in U.S. franchise advertising revenues during the fourth quarter of 2018 related to contributions from U.S. franchisees to Domino’s National Advertising Fund Inc. (“DNAF”), the Company’s consolidated not-for-profit advertising fund. In 2017, under accounting standards in effect at that time, the Company had presented these contributions net with the related disbursements in its consolidated statement of income. Refer to the Adoption of New Accounting Guidance section on page three for additional information related to the adoption of this accounting standard. The remaining increase in revenues was due primarily to higher supply chain volumes resulting from order and store count growth. Higher U.S. franchise royalties and fee revenues and U.S. Company-owned store revenues resulting from higher retail sales also contributed to the increase. These increases were partially offset by a decrease in international franchise royalties and fee revenues due primarily to the negative impact of foreign currency in the fourth quarter of 2018.

•

Net Income increased $18.3 million, or 19.6%, in the fourth quarter of 2018. This increase was primarily driven by a lower effective tax rate resulting from regulations under the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) through a reduction in the provision for income taxes. Higher U.S. royalty revenues and higher supply chain volumes also positively impacted net income in the fourth quarter. These increases were partially offset by higher general and administrative expenses due to our continued investments in technological initiatives and investments in other strategic areas. Additionally, general and administrative expenses in the fourth quarter of 2017 were partially offset by a $4.0 million pre-tax gain due to the sale of certain U.S. Company-owned stores to franchisees. Higher net interest expense primarily due to a higher net debt balance and lower excess tax benefits from equity-based compensation as compared to the prior year also negatively impacted net income.

•

Diluted EPS was $2.62 for the fourth quarter versus $2.09 in the prior year quarter. This represents a $0.53 or 25.4% increase over the prior year quarter. These increases were driven by higher net income, as well as lower diluted share count, primarily as a result of the share repurchases made during 2018.

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on pages five and six for additional details.

	Fourth Quarter of 2018	Fourth Quarter of 2017	Fiscal 2018	Fiscal 2017
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 3.6%	+ 3.8%	+ 4.8%	+ 8.7%
U.S. franchise stores	+ 5.7%	+ 4.2%	+ 6.8%	+ 7.6%

U.S. stores	+ 5.6%	+ 4.2%	+ 6.6%	+ 7.7%

International stores (excluding foreign currency impact)	+ 2.4%	+ 2.5%	+ 3.5%	+ 3.4%

Global retail sales growth: (versus prior year period)
U.S. stores	+10.2%	+7.6%	+11.2%	+11.1%
International stores	+ 3.3%	+15.6%	+ 9.9%	+14.2%

Total	+ 6.5%	+11.7%	+ 10.6%	+12.7%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+10.2%	+7.6%	+11.2%	+11.1%
International stores	+ 8.9%	+12.0%	+ 10.4%	+14.8%

Total	+9.5%	+9.9%	+10.8%	+13.0%

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Domino’s Pizza: Q4 2018 Earnings Release, Page Three

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at September 9, 2018	386	5,365	5,751	9,603	15,354
Openings	4	123	127	472	599
Closings	—	(2)	(2)	(37)	(39)

Store count at December 30, 2018	390	5,486	5,876	10,038	15,914

Fourth quarter 2018 net store growth	4	121	125	435	560

Fiscal 2018 net store growth (1)	12	246	258	800	1,058

(1)

Fiscal 2018 net store growth does not include the effect of transfers. In the first fiscal quarter of 2018, the Company began managing its 31 franchised stores in Alaska and Hawaii as part of its U.S. stores segment. Prior to 2018, these franchised stores were included in the Company’s international stores segment. Additionally, in the second and third fiscal quarters of 2018, the Company sold a total of 14 U.S. Company-owned stores to U.S. franchisees.

Conference Call Information

The Company will file its annual report on Form 10-K this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fourth quarter and fiscal 2018 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Adoption of New Accounting Guidance

The Company adopted ASC 606 during the first quarter of 2018. ASC 606 requires a gross presentation on the consolidated statement of income for franchisee contributions received by and related expenses of DNAF, the Company’s consolidated not-for-profit advertising fund. Under prior accounting guidance, the Company had presented the restricted assets and liabilities of DNAF in its consolidated balance sheets and had determined that it acted as an agent for accounting purposes with regard to franchise store contributions and disbursements. As a result, the Company historically presented the activities of DNAF net in its consolidated statement of income and consolidated statement of cash flows. Under the requirements of ASC 606, the Company determined that there are not performance obligations associated with the franchise advertising contributions received by DNAF that are separate from its U.S. royalty payment stream, and as a result, these franchise contributions and the related expenses are presented gross in the Company’s consolidated statement of income and consolidated statement of cash flows. While this change materially impacted the gross amount of reported franchise revenues and expenses, the impact is generally expected to be an offsetting increase to both revenues and expenses such that the impact on income from operations and net income is not expected to be material. Refer to the Company’s Form 10-K for the fiscal year ended December 30, 2018 for additional information regarding the adoption of ASC 606.

The Company also adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”) during the first quarter of 2018, which requires that restricted cash and cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. The Company historically presented changes in restricted cash and cash equivalents in the investing section of its consolidated statement of cash flows. This new guidance did not impact the Company’s financial results but did result in a change in the presentation of restricted cash and restricted cash equivalents within the consolidated statement of cash flows. Refer to the Company’s Form 10-K for the fiscal year ended December 30, 2018 for additional information regarding the adoption of ASU 2016-18.

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Domino’s Pizza: Q4 2018 Earnings Release, Page Four

Financial Results Comparability

Financial results for the Company are significantly affected by changes in our capital structure, our effective tax rate and the adoption of new accounting guidance. Our recapitalization transactions have resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of the Company’s common stock have reduced our weighted average diluted shares outstanding. A lower statutory tax rate due to the enactment of the 2017 Tax Act has resulted in a reduction in our provision for income taxes in 2018. Finally, the adoption of ASC 606 materially impacted the gross amount of reported U.S. franchise advertising revenues and expenses. U.S. franchise advertising revenues do not have a cost of sales component, so changes in revenues have a disproportionate effect on the Company’s operating margin.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between 2018 and 2017 financial results. Management believes that including such information is critical to an understanding of the Company’s financial results for the fourth quarter of 2018 and fiscal 2018 as compared to the same periods in 2017 (See the Comments on Regulation G section on pages five and six for additional details).

	Fiscal Year Ended December 30, 2018
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2018 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(532)	$(411)	$(0.01)
Interest expense (2)	(142)	(110)	(0.00)
Debt issuance cost write-off (3)	(3,164)	(2,446)	(0.06)

Total of 2018 items	$(3,838)	$(2,967)	$(0.07)

	Fiscal Year Ended December 31, 2017
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2017 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(622)	$(389)	$(0.01)
Interest expense (4)	(264)	(165)	(0.00)
Debt issuance cost write-off (5)	(5,521)	(3,450)	(0.07)

Total of 2017 items	$(6,407)	$(4,004)	$(0.08)

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2018 and 2017 recapitalization transactions.
(2)

Represents interest expense the Company incurred on its 2015 five-year fixed rate notes subsequent to the closing of the 2018 recapitalization transaction, but prior to the repayment of the 2015 five-year fixed rate notes, resulting in the payment of interest on both the 2015 five-year fixed rate notes and the 2018 fixed rate notes for a short period of time.

(3)	Represents the write-off of debt issuance costs related to the extinguishment of the 2015 five-year fixed rate notes in connection with the Company’s 2018 recapitalization transaction.
(4)

Represents interest expense the Company incurred on its 2012 fixed rate notes subsequent to the closing of the 2017 recapitalization transaction, but prior to the repayment of the 2012 fixed rate notes, resulting in the payment of interest on both the 2012 fixed rate notes and the 2017 fixed and floating rate notes for a short period of time.

(5)	Represents the write-off of debt issuance costs related to the extinguishment of the 2012 fixed rate notes in connection with the Company’s 2017 recapitalization transaction.

Share Repurchases

During the fourth quarter of 2018, the Company repurchased and retired 636,376 shares of its common stock under its Board of Directors-approved open market share repurchase program for approximately $162.0 million, or an average price of $254.60 per share. As of December 30, 2018, the end of the fourth quarter, the Company’s total remaining authorized amount for share repurchases was approximately $158.8 million. Subsequent to the fourth quarter and through February 14, 2019, the Company repurchased and retired an additional 33,549 shares of common stock for a total of approximately $8.1 million, or an average price of $242.74 per share.

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Domino’s Pizza: Q4 2018 Earnings Release, Page Five

Liquidity

As of December 30, 2018, the Company had approximately:

•	$25.4 million of unrestricted cash and cash equivalents;

•	$3.53 billion in total debt; and

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$61.9 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $48.1 million and $65.0 million of borrowings under its variable funding notes.

The Company invested $119.9 million in capital expenditures during fiscal 2018, versus $90.0 million during fiscal 2017. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $274.3 million in fiscal 2018.

(in thousands)	Fiscal Year Ended December 30, 2018
Net cash provided by operating activities	$394,171
Capital expenditures	(119,888)

Free cash flow	$274,283

Three to Five-Year Outlook

The Company does not provide quarterly or annual earnings estimates. The following outlook does not constitute specific earnings guidance. In January 2019, the Company reaffirmed its three to five-year outlook as follows:

Current Outlook
Global retail sales growth (1)	8% – 12%
U.S. same store sales growth	3% – 6%
International same store sales growth	3% – 6%
Net unit growth	6% – 8%

(1)	Excluding foreign currency impact

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

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Domino’s Pizza: Q4 2018 Earnings Release, Page Six

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS, adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 15,900 stores in over 85 markets. Domino’s had global retail sales of over $13.5 billion in 2018, with nearly $6.6 billion in the U.S. and more than $6.9 billion internationally. In the fourth quarter of 2018, Domino’s had global retail sales of over $4.2 billion, with nearly $2.1 billion in the U.S. and more than $2.1 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the fourth quarter of 2018. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2018 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 65% of sales via digital channels and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2017, Domino’s began an industry-first test of self-driving vehicle delivery with Ford Motor Company – and in April 2018, launched Domino’s HotSpots®, featuring over 200,000 non-traditional delivery locations including parks, beaches, local landmarks and other unique gathering spots.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases and conference webcasts.

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Domino’s Pizza: Q4 2018 Earnings Release, Page Seven

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with our franchisees and their ongoing level of profitability; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy and consumer protection; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks; the effect of war, terrorism or catastrophic events; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

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Domino’s Pizza: Q4 2018 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	December 30, 2018	% of Total Revenues	December 31, 2017	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$156,283		$151,966
U.S. franchise royalties and fees	125,158		108,839
Supply chain	617,221		558,238
International franchise royalties and fees	70,565		72,466
U.S. franchise advertising	112,908		—

Total revenues	1,082,135	100.0%	891,509	100.0%

Cost of sales:
U.S. Company-owned stores	120,146		114,636
Supply chain	548,034		496,021

Total cost of sales	668,180	61.8%	610,657	68.5%

Operating margin	413,955	38.2%	280,852	31.5%

General and administrative	121,411	11.2%	105,601	11.8%
U.S. franchise advertising	112,908	10.4%	—	—%

Income from operations	179,636	16.6%	175,251	19.7%
Interest expense, net	(45,073)	(4.2)%	(38,695)	(4.3)%

Income before provision for income taxes	134,563	12.4%	136,556	15.4%
Provision for income taxes	22,921	2.1%	43,229	4.9%

Net income	$111,642	10.3%	$93,327	10.5%

Earnings per share:
Common stock – diluted	$2.62		$2.09
Dividends declared per share	$0.55		$0.46

Domino’s Pizza: Q4 2018 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
(In thousands, except per share data)	December 30, 2018	% of Total Revenues	December 31, 2017	% of Total Revenues
Revenues:
U.S. Company-owned stores	$514,804		$490,846
U.S. franchise royalties and fees	391,493		351,387
Supply chain	1,943,297		1,739,038
International franchise royalties and fees	224,747		206,708
U.S. franchise advertising	358,526		—

Total revenues	3,432,867	100.0%	2,787,979	100.0%

Cost of sales:
U.S. Company-owned stores	398,158		377,674
Supply chain	1,732,030		1,544,314

Total cost of sales	2,130,188	62.1%	1,921,988	68.9%

Operating margin	1,302,679	37.9%	865,991	31.1%

General and administrative	372,464	10.8%	344,759	12.4%
U.S. franchise advertising	358,526	10.4%	—	—%

Income from operations	571,689	16.7%	521,232	18.7%
Interest expense, net	(143,011)	(4.2)%	(121,079)	(4.3)%

Income before provision for income taxes	428,678	12.5%	400,153	14.4%
Provision for income taxes	66,706	2.0%	122,248	4.4%

Net income	$361,972	10.5%	$277,905	10.0%

Earnings per share:
Common stock – diluted	$8.35		$5.83
Dividends declared per share	$2.20		$1.84

Domino’s Pizza: Q4 2018 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	December 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$25,438	$35,768
Restricted cash and cash equivalents	166,993	191,762
Accounts receivable, net	190,091	173,677
Inventories	45,975	39,961
Prepaid expenses and other	25,710	18,389
Advertising fund assets, restricted	112,744	120,223

Total current assets	566,951	579,780
Property, plant and equipment, net	234,939	169,586
Other assets	105,495	87,387

Total assets	$907,385	$836,753

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$35,893	$32,324
Accounts payable	92,546	106,894
Advertising fund liabilities	107,150	120,223
Other accrued liabilities	144,154	138,844

Total current liabilities	379,743	398,285
Long-term liabilities:
Long-term debt, less current portion	3,495,691	3,121,490
Other accrued liabilities	71,872	52,362

Total long-term liabilities	3,567,563	3,173,852
Total stockholders’ deficit	(3,039,921)	(2,735,384)

Total liabilities and stockholders’ deficit	$907,385	$836,753

Domino’s Pizza: Q4 2018 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
(In thousands)	December 30, 2018	December 31, 2017
Cash flows from operating activities:
Net income	$361,972	$277,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,665	44,369
Gain on sale/disposal of assets	(4,737)	(3,148)
Amortization of debt issuance costs	8,033	10,976
(Benefit) provision for deferred income taxes	(872)	6,160
Non-cash compensation expense	22,792	20,713
Excess tax benefits from equity-based compensation	(23,786)	(27,227)
Provision (benefit) for losses on accounts and notes receivable	899	(277)
Changes in operating assets and liabilities	(18,443)	9,565
Changes in advertising fund assets and liabilities, restricted	(5,352)	2,225

Net cash provided by operating activities	394,171	341,261

Cash flows from investing activities:
Capital expenditures	(119,888)	(90,011)
Proceeds from sale of assets	8,367	6,835
Maturities of advertising fund investments, restricted	94,007	—
Purchases of advertising fund investments, restricted	(70,152)	—
Other	(591)	(562)

Net cash used in investing activities	(88,257)	(83,738)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	970,000	1,900,000
Repayments of long-term debt and capital lease obligations	(604,088)	(928,193)
Proceeds from exercise of stock options	9,832	6,099
Purchases of common stock	(591,212)	(1,064,253)
Tax payments for restricted stock upon vesting	(6,962)	(9,449)
Payments of common stock dividends and equivalents	(92,166)	(84,298)
Cash paid for financing costs	(8,207)	(16,846)
Other	—	(205)

Net cash used in financing activities	(322,803)	(197,145)

Effect of exchange rate changes on cash	(538)	66

Change in cash and cash equivalents, restricted cash and cash equivalents	$(17,427)	$60,444

Cash and cash equivalents, beginning of period	35,768	42,815
Restricted cash and cash equivalents, beginning of period	191,762	126,496
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	27,316	25,091

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	$254,846	$194,402

Cash and cash equivalents, end of period	25,438	35,768
Restricted cash and cash equivalents, end of period	166,993	191,762
Cash and cash equivalents included in advertising fund assets, restricted, end of period	44,988	27,316

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$237,419	$254,846

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